Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91935 on Form S-3 of our report dated March 31, 2008, relating to the financial statements of Oncor Electric Delivery Transition Bond Company LLC, appearing in this Annual Report on Form 10-K of Oncor Electric Delivery Transition Bond Company LLC for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 31, 2008